Exhibit 99.1

     CreditRiskMonitor Announces Continued Victory In Court Case

    VALLEY COTTAGE, N.Y.--(BUSINESS WIRE)--Jan. 13, 2005--The Supreme Court of the State of New York, Nassau County ruled in favor of CreditRiskMonitor.com, Inc. (OTCBB:CRMZ) and denied two separate Motions to Reargue filed by Samuel Fensterstock and Global Credit Services, Inc. (collectively the "Defendants") in the previously reported Contempt Proceedings. On August 9, 2004, the Court issued a Decision finding that the Defendants were in contempt of court for the breach of a so-ordered Settlement Agreement and awarded compensatory and punitive damages against the Defendants aggregating $821,044, plus attorneys' fees and legal costs in an amount to be determined. Thereafter, the Court assigned a Referee to conduct a hearing concerning the amount of attorneys' fees and costs to be awarded. CRM will request an award of attorneys' fees and costs in excess of one million dollars. The Defendants have filed a Notice of Appeal to the Decision, which remains pending, and posted a $900,000 bond to secure the compensatory and punitive damages awarded in the Judgment.
    These rulings confirm the Court's findings, after ten weeks of hearings and extensive discovery, of the egregious violation of the Settlement Agreement by Fensterstock and Global, in which the Court previously stated that:
    "America's capitalistic system has prospered by strong competition but the manner in which Global acted in this case was not ethical, even in the cutthroat world of business, and in turn they willfully and with reckless indifference violated the Order of the Court."
    The text of the Court's August 9, 2004 decision and a related New York Law Journal article can be found at http://www.crmz.com/Docs/CourtDecision-2004-08-06.pdf and http://www.crmz.com/Docs/NYLawJournal-2004-08-24.pdf, respectively.

    CreditRiskMonitor.com is an Internet-based financial information analysis and news service designed for corporate credit professionals, whose web site is www.crmz.com.

    Safe Harbor Statement: Certain statements in this press release, including statements prefaced by the words "anticipates," "estimates," "believes," "expects" or words of similar meaning, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, those risks, uncertainties and factors referenced from time to time as "risk factors" or otherwise in the Company's Registration Statements or Securities and Exchange Commission Reports.

    CONTACT: CreditRiskMonitor.com, Inc.
             Jerry Flum, 845-230-3030
             jerryf@crmz.com